Exhibit 99.1

FOR IMMEDIATE RELEASE

Interpublic Prices Offering of $1.0 Billion Aggregate Principal Amount of Senior Notes

New York, NY – February 23, 2021 – Interpublic Group (NYSE: IPG) today announced that it has priced a registered public offering of $500 million aggregate principal amount of its 2.400% Senior Notes due 2031 (CUSIP Number 460690 BT6) and $500 million aggregate principal amount of its 3.375% Senior Notes due 2041 (CUSIP Number 460690 BS8) (collectively, the “Notes”). The offering of the Notes is expected to close on February 25, 2021, subject to customary closing conditions. The net proceeds are expected to be approximately $988 million after discounts, commissions and estimated offering expenses. The Company plans to use the net proceeds from the offering to retire certain of its outstanding indebtedness, which includes the redemption or repurchase of all or a portion of (i) the $250 million aggregate principal amount of its 4.00% senior notes due 2022 (the “2022 Notes”), (ii) the $500 million aggregate principal amount of its 3.75% senior notes due 2023 (the “2023 Notes”) and (iii) the $500 million aggregate principal amount of its 4.20% senior notes due 2024 (the “2024 Notes”). IPG may redeem each of the 2022 Notes, 2023 Notes and 2024 Notes at the greater of 100% of their respective principal amount and a make-whole amount, plus accrued interest. The offering of the Notes in combination with the redemption or repurchase of the 2022 Notes, 2023 Notes and 2024 Notes is intended to be leverage-neutral overall. The applicable premium payments made in connection with the redemption or repurchase of the 2022 Notes, 2023 Notes and 2024 Notes will be funded with cash on hand. Pending such use, IPG may invest the net proceeds in short-term interest-bearing accounts, securities or similar investments. No statement contained in this press release shall constitute a notice of redemption under the indenture governing the 2022 Notes, 2023 Notes and 2024 Notes. Any such notice, if made, will only be made in accordance with the provisions of the applicable indenture. Citigroup Global Markets Inc., BofA Securities, Inc. and Morgan Stanley & Co. LLC are acting as joint book-running managers for the offering.

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This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. A shelf registration statement relating to these securities has been filed with the Securities and Exchange Commission (“SEC”) and is effective. Copies of the prospectus supplement and accompanying prospectus related to the offering may be obtained from Citigroup Global Markets Inc. toll-free at (800) 558-3745 or by email at prospectus@citi.com; BofA Securities, Inc. Attn: Prospectus Department, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, or by telephone at 1-800-294-1322 or by email at dg.prospectus_requests@bofa.com; or Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014. You may also obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

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About Interpublic

Interpublic is values-based, data-fueled, and creatively-driven. Major global brands include Acxiom, Craft, FCB (Foote, Cone & Belding), FutureBrand, Golin, Huge, Initiative, Jack Morton, Kinesso, MAGNA, Matterkind, McCann, Mediahub, Momentum, MRM, MullenLowe Group, Octagon, R/GA, UM and Weber Shandwick.

Interpublic Group 909 Third Avenue New York, NY 10022 212-704-1200 tel 212-704-1201 fax

Other leading brands include Avrett Free Ginsberg, Campbell Ewald, Carmichael Lynch, Deutsch, Hill Holliday, ID Media and The Martin Agency. For more information, please visit www.interpublic.com.

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Contact Information

Tom Cunningham

(Press)

(212) 704-1326

Jerry Leshne

(Analysts, Investors)

(212) 704-1439

Interpublic Group 909 Third Avenue New York, NY 10022 212-704-1200 tel 212-704-1201 fax

Cautionary Statement

This release contains forward-looking statements. Statements in this release that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K, and our other filings with the Securities and Exchange Commission (“SEC”). Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	the effects of a challenging economy on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;

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the impacts of the novel coronavirus (COVID-19) pandemic and the measures to contain its spread, including social distancing efforts and restrictions on businesses, social activities and travel, any failure to realize anticipated benefits from the rollout of COVID-19 vaccination campaigns and the resulting impact on the economy, our clients and demand for our services, which may precipitate or exacerbate other risks and uncertainties;

•	our ability to attract new clients and retain existing clients;

•	our ability to retain and attract key employees;

•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;

•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;

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risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates;

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developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world, including laws and regulations related to data protection and consumer privacy; and

•	failure to fully realize the anticipated benefits of our 2020 restructuring actions and other cost-saving initiatives.

Investors should carefully consider these factors and the additional risk factors outlined in more detail under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K, and our other SEC filings.

Interpublic Group 909 Third Avenue New York, NY 10022 212-704-1200 tel 212-704-1201 fax